EXHIBIT 5(a)

June 18, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have been requested by Phillips-Van Heusen Corporation (the "Company"), a Delaware corporation, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-8, filed with you on the date hereof, with respect to the registration of 2,500,000 shares of the Company's common stock, par value $1.00 per share, for issuance upon the exercise of options granted under the Company's 1997 Stock Option Plan (all shares being registered are hereinafter referred to as the "Shares").

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that, when the Registration Statement has become effective under the Securities Act of 1933, and when the Shares to be issued and sold by the Company have been issued, sold and paid for in the manner described in said Plan, the Shares will have been validly issued and will be fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


Very truly yours,

ROSENMAN & COLIN LLP


By:  /s/ Mark D. Fischer
     ----------------------
          A Partner